                                                                    Exhibit 12.1

The following illustrates the computation of the ratio of earnings to fixed charges for the years ended December 31,

                                                                                                       Pro Forma
                                                       1993      1994      1995      1996      1997       1997
                                                     -------   -------   -------   -------   -------   ---------
                                                                      (Dollars in Thousands)
Fixed Charges --
          Interest expense                           $   243   $   163   $   252   $    91   $   981    $ 9,305
          Amortization of deferred financing costs                                                48        375
          Interest component of operating leases         228       256       442       608     1,080      1,080

                                                     -------   -------   -------   -------   -------    -------
          II.   Total Fixed Charges                  $   471   $   419   $   694   $   699   $ 2,109    $10,760
                                                     =======   =======   =======   =======   =======    =======

Earnings --
          Income before income taxes                 $   279   $ 3,506   $ 1,014   $ 8,432   $(5,502)   $ 6,606
          Fixed charges                                  471       419       694       699     2,109     10,780

                                                     -------   -------   -------   -------   -------    -------
          I.   Total Earnings                        $   750   $ 3,925   $ 1,708   $ 9,131   ($3,393)   $17,386
                                                     =======   =======   =======   =======   =======    =======

Ratio of Earnings to Fixed Charges
          (I divided by II)                              1.6       9.4       2.5      13.1     (a)          1.6
                                                     =======   =======   =======   =======   =======    =======

The ratio of earnings to fixed charges has been calculated by dividing income before income taxes and fixed charges by fixed charges. Fixed charges for this purpose include cash interest expense, amortization of deferred financing costs and one third of operating lease payments (the portion deemed to be representative of the interest factor).

(a) Earnings were inadequate to cover fixed charges by $5,502,000. This shortfall was attributable to the expenses incurred in connection with the Recapitalization, including compensation charges of $17,924,000 for bonuses and phantom stock payments and transaction fees and expenses of $1,967,000.